UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2013

ASHLAND INC.

(Exact name of registrant as specified in its charter)

Kentucky	1-32532	20-0865835
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 E. RiverCenter Boulevard P.O. Box 391 Covington, Kentucky	41012-0391
(Address of principal executive offices)	(Zip Code)

(859) 815-3333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 14, 2013, Ashland Inc. (“Ashland”) entered into a Credit Agreement (the “Credit Agreement”) among Ashland, as Borrower, The Bank of Nova Scotia, as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and PNC Bank, National Association, as Co-Documentation Agents, and the lenders party thereto. The Credit Agreement provides for a five-year senior unsecured revolving credit facility in an aggregate amount of $1.2 billion (the “Credit Facility”), which includes a $250 million letter of credit sublimit and a $100 million swing line loan sublimit. Proceeds from the initial borrowing under the Credit Facility were used, together with cash on hand, (i) to prepay $200 million of “tranche A” term loans outstanding under that certain Credit Agreement dated as of August 23, 2011 (the “Existing Credit Agreement”), among Ashland, as Borrower, The Bank of Nova Scotia, as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., U.S. Bank National Association and PNC Bank, National Association, as Co-Documentation Agents, and the lenders party thereto, (ii) to pay accrued interest, fees and expenses under the Existing Credit Agreement and (iii) to pay fees and expenses in respect of the Credit Facility.

The Credit Facility is not guaranteed and is unsecured.

On March 14, 2013, after giving effect to the refinancing described above and the rollover of letters of credit outstanding under the Existing Credit Agreement, Ashland had approximately $1.02 billion of availability under the Credit Facility, which may be used to provide ongoing working capital and for other general corporate purposes.

At Ashland’s option, loans issued under the Credit Agreement will bear interest at either LIBOR or an alternate base rate, in each case plus the applicable interest rate margin. Loans will initially bear interest at LIBOR plus 1.75% per annum, in the case of LIBOR borrowings, or at the alternate base rate plus 0.75%, in the alternative, through and including the date of delivery of a Compliance Certificate (as defined in the Credit Agreement) for the fiscal quarter ending March 31, 2013, and thereafter the interest rate will fluctuate between LIBOR plus 1.50% per annum and LIBOR plus 2.50% per annum (or between the alternate base rate plus 0.50% per annum and the alternate base rate plus 1.50% annum), based upon Ashland’s corporate credit ratings or the Consolidated Gross Leverage Ratio (as defined in the Credit Agreement) (whichever yields a lower applicable interest rate margin) at such time. In addition, Ashland will initially be required to pay fees of 0.30% per annum on the daily unused amount of the revolving credit facility through and including the date of delivery of a Compliance Certificate for the fiscal quarter ending March 31, 2013, and thereafter the fee rate will fluctuate between 0.25% and 0.50% per annum, based upon Ashland’s corporate credit ratings or the Consolidated Gross Leverage Ratio.

The Credit Facility may be prepaid at any time without premium.

The Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants which include: limitations on liens, additional indebtedness, investments, restricted payments, asset sales and mergers; financial covenants (including maintenance of a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio); and other customary limitations. The Credit Facility also contains usual and customary events of default which include: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; non-performance of covenants and obligations; default on other material debt; bankruptcy or insolvency; material judgments; incurrence of certain material ERISA liabilities; impairment of loan documentation; and change of control.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On March 14, 2013, in connection with the closing of the Credit Agreement, Ashland terminated all outstanding commitments under the Existing Credit Agreement and repaid all outstanding loans thereunder. As of March 14, 2013, the aggregate principal amount of the loans outstanding under the Existing Credit Agreement was $200 million. All outstanding letters of credit under the Existing Credit Agreement were rolled over as letters of credit outstanding under the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of March 14, 2013, among Ashland Inc., as Borrower, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and PNC Bank, National Association, as Co-Documentation Agents, and the Lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC. (Registrant)

Date: March 15, 2013	/s/ Lamar M. Chambers Lamar M. Chambers Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of March 14, 2013, among Ashland Inc., as Borrower, The Bank of Nova Scotia, as Administrative Agent, Swing Line Lender and an L/C Issuer, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and PNC Bank, National Association, as Co-Documentation Agents, and the Lenders from time to time party thereto.